Item 77C

Shareholder meeting results (Unaudited)

November 18, 2009 meeting

At the meeting, each of the nominees for Trustee was elected, with all funds of the Trust voting together as single class*, as follows:

      Votes for 		Votes withheld

Ravi Akhoury 			2,566,689,700 	3,929,918
Jameson A. Baxter 		2,566,704,258 	3,915,360
Charles B. Curtis 		2,566,702,967 	3,916,651
Robert J. Darretta 		2,566,745,632 	3,873,986
Myra R. Drucker 		2,566,694,748 	3,924,870
John A. Hill 			2,566,712,158 	3,907,460
Paul L. Joskow 			2,566,754,802 	3,864,816
Elizabeth T. Kennan**		2,566,690,713 	3,928,905
Kenneth R. Leibler 		2,566,733,552 	3,886,066
Robert E. Patterson 		2,566,763,419 	3,856,199
George Putnam, III 		2,566,693,850 	3,925,768
Robert L. Reynolds 		2,566,757,540 	3,862,078
W. Thomas Stephens 		2,566,760,127 	3,859,491
Richard B. Worley 		2,566,734,621 	3,884,997

* Reflects votes with respect to election of Trustees by funds of the Trust through January 15, 2010.

**Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
324,333 		33 		5,245 		1,997

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non-votes
324,332 		33 		5,246 		1,997


All tabulations are rounded to the nearest whole number.